As filed with the Securities and Exchange Commission on June 23, 2014
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
________________________________

NEOVASC INC.
(Exact name of Registrant as specified in its charter)

Canada	Not Applicable
(Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)
13700 Mayfield Place, Suite 2135
Richmond, British Columbia, Canada
V6V 2E4
(Address of Registrant’s principal executive offices)

Neovasc Inc. Amended & Restated Share Option Plan
(Full title of plan)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 270-4344
(Name, Address and Telephone Number of Agent for Service)
________________________________

Copy to:
Riccardo Leofanti, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 222 Bay Street Suite 1750, P.O. Box 258 Toronto, Ontario M5K 1J5 (416) 777-4700	Joseph A. Garcia, Esq. Blakes, Cassels & Graydon LLP 595 Burrard Street, Suite 2600 Vancouver, British Columbia, Canada V7X 1L3 (604) 631-3300
________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of ”large accelerated filer, ““accelerated filer” and “smaller reporting company” in Rule 12b−2 of the Exchange Act (Check one):

Large Accelerated Filer [ ]	Accelerated Filer [ ]

Non-Accelerated Filer [X]	Smaller Reporting Company [ ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered (1)	Amount To Be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Shares	4,000,000	$6.27	$25,080,000	$3,231.31

Notes

(1)
The Common Shares being registered relate to share option grants  to be undertaken in the future, with option exercise prices to be determined in accordance with the provisions of the Registrant's Amended & Restated Share Option Plan.

(2)
Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the number of Common Shares being registered hereby shall be adjusted to include any additional Common Shares that may become issuable as a result of stock splits, stock dividends, recapitalization or any other similar transactions effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding Common Shares in accordance with the provisions of the Registrant's Amended & Restated Share Option Plan.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h)(1) of Rule 457 under the Securities Act on the basis of the average of the high and low prices for the Common Shares on the Nasdaq Capital Market on June 19, 2014.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents, or excerpts thereof as indicated, filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)	Registration Statement on Form F-10 of the Registrant, filed with the Commission on April 17, 2014;

(b)
Report on Form 6-K of the Registrant, furnished to the Commission on May 22, 2014, with respect to the Registrant’s unaudited consolidated financial statements for the three months ended March 31, 2014 and 2013, and related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

(c)	All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by the Registrant since April 17, 2014; and

(d)	The description of the Registrant's common shares, included in the Registration Statement on Form F-10, filed with the Commission on April 17, 2014.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents.  In addition, any Report on Form 6-K of the Registrant hereafter furnished to the Commission pursuant to the Exchange Act shall be incorporated by reference into this Registration Statement if and to the extent provided in such document.

Item 4.   Description of Securities

Not Applicable

Item 5.   Interests of Named Experts and Counsel

Not Applicable

Item 6.   Indemnification of Directors and Officers

Our directors and officers are entitled to indemnification in the following circumstances:

(a) Under the Canada Business Corporations Act, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation, or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative, or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation may not indemnify an individual unless the individual (i) acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, the other entity for which the individual acted as a director or officer in a similar capacity at the corporation's request and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of the corporation or other entity to procure a judgment in its favor only with court approval. A director or officer is entitled to indemnification from the corporation as a matter of right if he or she was not judged by the court or other competent authority to have committed any fault or omitted to do anything that he or she ought to have done and fulfilled the conditions set forth above. The corporation may advance moneys to a director, officer or other individual for the costs, charges, and expenses of a proceeding referred to above. The individual shall repay the moneys if he or she does not fulfill the conditions set forth above to qualify for indemnification.

(b) Our bylaws provide that we will indemnify any of our directors, former directors, officers, and former officers and other parties specified by the bylaws against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them for any civil, criminal or administrative action or proceeding to which they are or may be made a party by reason of having been a director or officer.

(c) We have entered into indemnity agreements ("Indemnity Agreements") with certain of our officers and directors, pursuant to which we are obligated to indemnify and hold harmless such persons against all costs, charges, and expenses, including any amounts paid to settle actions or satisfy judgments, reasonably incurred by them in respect of any civil, criminal, administrative, investigative, or other proceeding to which they are made a party by reason of being or having been an officer or director. However, such indemnification obligations arise only to the extent that the party seeking indemnification was acting honestly and in good faith with a view to our best interests, and, in the case of criminal or administrative actions or proceedings enforced by monetary penalties, that such person had reasonable grounds for believing that his or her conduct was lawful. Under these Indemnity Agreements, we may advance to the indemnified parties the expenses incurred in defending any such actions or proceedings, but if the director or officer does not meet the conditions to qualify for indemnification, such amounts shall be repaid.

As permitted by the Canada Business Corporations Act, we have purchased directors' and officers' liability insurance that, under certain circumstances, insures its directors and officers against the costs of defense, settlement, or payment of a judgment.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.   Exemption From Registration Claimed.

Not Applicable

Item 8.   Exhibits.

The following exhibits are filed as part of this registration statement.

Exhibit No.	Description

4.1	Specimen Common Share certificate.

4.2	Articles of Continuance of the Registrant.

4.3	By-laws of the Registrant.

5.1	Opinion of Blakes, Cassels & Graydon LLP.

23.1	Consent of Blakes, Cassels & Graydon LLP (included in Exhibit 5.1 to this Registration Statement).

23.2	Consent of Grant Thornton LLP.

24.1	Power of Attorney (included on page 7 of this Registration Statement).

Item 9.   Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(i)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(ii)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, British Columbia, Canada, on June 23, 2014.

NEOVASC INC.

By:	/s/ Alexei Marko
	Name:	Alexei Marko
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Alexei Marko and Chris Clark as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-8 and any amendment thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 23, 2014.

Signature	Title

/s/ Alexei Marko	Director and Chief Executive Officer
Alexei Marko	(Principal Executive Officer)

/s/ Chris Clark	Chief Financial Officer
Chris Clark	(Principal Financial and Accounting Officer)

/s/ Paul Geyer	Director, Chairman of the Board of Directors
Paul Geyer

/s/ Douglas Janzen	Director
Douglas Janzen

/s/ Steven Rubin	Director
Steven Rubin

Director
Dr. Jane H. Hsiao

Director
Dr. William O'Neill

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it is the duly authorized United States representative of Neovasc Inc. and has duly caused this Registration Statement to be signed on behalf of it by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada on June 23, 2014.

NEOVASC (US) INC. (Authorized U.S. Representative)

By:	/s/ Chris Clark
	Name:	Chris Clark
	Title:	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen Common Share certificate.

4.2	Articles of Continuance of the Registrant.

4.3	By-laws of the Registrant.

5.1	Opinion of Blakes, Cassels & Graydon LLP.

23.1	Consent of Blakes, Cassels & Graydon LLP (included in Exhibit 5.1 to this Registration Statement).

23.2	Consent of Grant Thornton LLP.

24.1	Power of Attorney (included on page 8 of this Registration Statement).